Exhibit (h)(3)

ADMINISTRATION AGREEMENT

This Administration Agreement (“Agreement”) dated and effective as of April 16, 2013, is between Goldman Sachs Trust II (the “Trust”) and State Street Bank and Trust Company, a Massachusetts trust company (the “Bank”).

WHEREAS, the Trust is an open-end management company currently comprised of a single series (the “Portfolio”) and is registered with the U.S. Securities and Exchange Commission (“SEC”) by means of a registration statement (“Registration Statement”) under the Securities Act of 1933, as amended (“1933 Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust desires to retain the Bank to provide certain administrative services as described herein and the Bank is willing to furnish such services on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1. APPOINTMENT OF BANK

The Trust hereby appoints the Bank to provide certain administrative services to the Portfolio for the period and on the terms set forth in this Agreement. The Bank accepts such appointment and agrees to render the services stated herein.

The Trust currently consists of the Portfolio listed in Schedule A to this Agreement. In the event that the Trust establishes one or more additional Portfolio(s) with respect to which it wishes to retain the Bank to provide services hereunder, the Trust shall notify the Bank in writing. Upon written acceptance by the Bank, such Portfolio(s) shall become subject to the provisions of this Agreement to the same extent as the existing Portfolios, except to the extent that such provisions (including those relating to compensation and expenses payable) may be modified with respect to such Portfolio in writing by the Trust and the Bank at the time of the addition of such Portfolio.

2. DELIVERY OF DOCUMENTS

The Trust will promptly deliver, upon request, to the Bank copies of each of the following documents and any future amendments and supplements, if any:

a.	The Trust’s Declaration of Trust and By-laws;

b.	The Trust’s currently effective Registration Statement under the 1933 Act and the 1940 Act and each Prospectus and Statement of Additional Information (“SAI”) relating to the Portfolio(s) and all amendments and supplements thereto in effect from time to time;

Exhibit (h)(3)

c.	Evidence authorizing certain individuals on behalf of the Trust to give instructions to the Bank pursuant to this Agreement; and

d.	Such other certificates, documents or opinions which the parties hereto may agree from time to time which may be necessary or appropriate in connection with this Agreement.

3. REPRESENTATIONS AND WARRANTIES OF THE BANK

The Bank represents and warrants to the Trust that:

a.	It is a Massachusetts trust company, duly organized and existing under the laws of The Commonwealth of Massachusetts;

b.	It has the corporate power and authority to carry on its business in The Commonwealth of Massachusetts;

c.	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	No legal or administrative proceedings have been instituted or threatened which would impair the Bank’s ability to perform its duties and obligations under this Agreement; and

e.	Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Bank or any law or regulation applicable to it.

4. REPRESENTATIONS AND WARRANTIES OF THE TRUST

The Trust represents and warrants to the Bank that:

a.	It is a statutory trust, duly organized, existing and in good standing under the laws of the State of Delaware;

b.	It has the power and authority under applicable laws and by its Declaration of Trust and By-laws to enter into and perform this Agreement;

c.	All requisite proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	It is an investment company properly registered with the SEC under the 1940 Act;

Exhibit (h)(3)

e.	No legal or administrative proceedings have been instituted or threatened which would impair the Trust’s ability to perform its duties and obligations under this Agreement;

f.	Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Trust or any law or regulation applicable to it; and

g.	As of the effective date of this Agreement, all necessary filings under the securities laws of the states in which the Trust offers or sells its Shares have been made, or the Trust is otherwise relying on an exemption from such filings.

5. SERVICES

The Bank shall provide the following services for the Portfolio(s), subject to the control, supervision and direction of the Trust and the review and comment by the Trust’s auditors and legal counsel and in accordance with procedures which may be established from time to time between the Trust and the Bank:

Financial Reporting – Basic Services:

1.	Preparation of Audit Workpapers,

2.	Preparation of semi-annual and annual financial statements and Form N-Q reports (each, a “Report” and collectively, the “Reports”),

3.	Coordination of EDGARization, filing and printing with the SEC of the Reports with the printer,

4.	Compilation and processing of comments from audit firms and Goldman Sachs’ Fund Controllers group, and

5.	Review for completeness and accuracy of all typeset changes submitted by the Bank.

Each Report will be delivered in word processing media or in a combination of tagged file format, .pdf file format and word processing media as agreed upon between the parties in accordance with schedules agreed upon among the parties.

Reports to be prepared for each Trust (except Form N-Q Reports) for each required period shall include:

•	Schedule of Investments

•	Statement of Assets and Liabilities

•	Statement of Operations

•	Statement of Changes in Net Assets

•	Statement of Cash Flows (as needed)

•	Financial Highlights

•	Footnotes to Financial Statement

•	Trust Expense Table

Exhibit (h)(3)

Form N-Q Reports shall include a Schedule of Investments and appropriate footnotes to the Schedule of Investments.

Form N-SAR Preparation:

The Bank will prepare the Portfolio(s) periodic financial reports required to be filed with the SEC on Form N-SAR. In connection with such preparation, the Bank will incorporate information provided by the (i) the Trust’s Treasurers or their designees, (ii) the Trust’s legal counsel and (iii) the Trust’s audit firms into the Form N-SAR, collect and EDGARize required exhibits, file Form N-SAR with the SEC within regulatory deadlines and provide copies of confirmation of acceptance of filing by the SEC.

Compliance Testing:

The Bank will provide periodic testing of the Portfolio(s) to assist the Portfolio’s investment adviser in complying with the Internal Revenue Code’s mandatory qualification requirements, the requirements of the 1940 Act and limitations contained in the Registration Statement for the Portfolio(s) as may be mutually agreed upon.

The Bank shall perform such other services for the Trust that are mutually agreed to by the parties from time to time, for which the Trust will pay such fees as may be mutually agreed upon, including the Bank’s reasonable out-of-pocket expenses. The provision of such services shall be subject to the terms and conditions of this Agreement.

The Bank shall provide the office facilities and the personnel determined by it to perform the services contemplated herein.

6. FEES; EXPENSES; EXPENSE REIMBURSEMENT

The Bank shall receive from the Trust such compensation for the Bank’s services provided pursuant to this Agreement as may be agreed to from time to time in a written fee schedule approved by the parties. The fees are accrued daily and billed monthly and shall be due and payable upon receipt of the invoice. Upon the termination of this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be due and payable upon the receipt of the final invoice. In addition, the Trust shall reimburse the Bank for its reasonable out-of-pocket costs incurred in connection with this Agreement. All rights of compensation and expense reimbursement under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

The Trust agrees promptly to reimburse the Bank for any supplies specially ordered by or for the Trust through the Bank and for any other expenses not contemplated by this Agreement that the Bank may incur on the Trust’s behalf at the Trust’s request or with the Trust’s consent.

Exhibit (h)(3)

The Trust, on behalf of each Portfolio, will bear all expenses that are incurred in its operation and not specifically assumed by the Bank. Expenses to be borne by the Trust, include, but are not limited to: organizational expenses; cost of services of independent accountants and outside legal and tax counsel; cost of any services contracted for by the Trust directly from parties other than the Bank; cost of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for the Trust; investment advisory fees; taxes, insurance premiums and other fees and expenses applicable to its operation; costs incidental to any meetings of shareholders; costs incidental to the preparation, typesetting, printing and distribution of the Trust’s shareholder reports; cost of preparation and filing of the Trust’s tax returns; and all notices, registrations and amendments associated with applicable federal and state tax and securities laws; all applicable registration fees and filing fees required under federal and state securities laws; and the cost of independent pricing services used in computing the Portfolios’ net asset value.

The Bank is authorized to and may employ, associate or contract with such person or persons as the Bank may deem desirable to assist it in performing its duties under this Agreement; provided, however, that the compensation of such person or persons shall be paid by the Bank and that the Bank shall be as fully responsible to the Trust for the acts and omissions of any such person or persons as it is for its own acts and omissions.

7. INSTRUCTIONS AND ADVICE

At any time, the Bank may apply to any officer of the Trust or other designated person(s) for instructions and may consult with outside counsel for the Trust or the independent accountants for the Trust at the expense of the Trust, with respect to any matter arising in connection with the services to be performed by the Bank under this Agreement. The Bank shall not be liable, and shall be indemnified by the Trust, for any action taken or omitted by it in good faith in reliance upon any such instructions or advice or upon any paper or document believed by it to be genuine and to have been signed by the proper person or persons. The Bank shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from the Trust. Nothing in this section shall be construed as imposing upon the Bank any obligation to seek such instructions or advice, or to act in accordance with such advice when received.

8. LIMITATION OF LIABILITY AND INDEMNIFICATION

The Bank shall be responsible for the performance of only such duties as are set forth in this Agreement and, except as otherwise provided under Section 6 of this Agreement, shall have no responsibility for the actions or activities of any other party, including other service providers.

Exhibit (h)(3)

The Bank shall have no liability in respect of any loss, damage or expense suffered by the Trusts insofar as such loss, damage or expense arises from the performance of the Bank’s duties hereunder solely in reliance upon records that were maintained for the Trust by entities other than the Bank prior to the Bank’s provision of administrative services for the Trust. The Bank shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties hereunder unless solely caused by or resulting from the negligence, bad faith or willful misconduct of the Bank, its officers or employees. The Bank shall not be liable for any special, indirect, incidental, punitive or consequential damages, including lost profits, of any kind whatsoever (including, without limitation, attorneys’ fees) under any provision of this Agreement or for any such damages arising out of any act or failure to act hereunder. In any event, except as otherwise agreed to in writing by the parties hereto, the Bank’s cumulative liability for each calendar year (a “Liability Period”) with respect to the Trust under this Agreement regardless of the form of action or legal theory shall be limited to its total annual compensation earned and fees payable hereunder during the preceding Compensation Period, as defined herein, for any liability or loss suffered by the Trust including, but not limited to, any liability relating to qualification of the Trust as a regulated investment company or any liability relating to the Trust’s compliance with any federal or state tax or securities statute, regulation or ruling during such Liability Period. “Compensation Period” shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to the Administrator’s liability for that period have occurred. Notwithstanding the foregoing, the Compensation Period for purposes of calculating the annual cumulative liability of the Bank for the Liability Period commencing on the date of this Agreement and terminating on December 31, 2013 shall be the date of this Agreement through December 31, 2013, calculated on an annualized basis, and the Compensation Period for the Liability Period commencing January 1, 2014 and terminating on December 31, 2014 shall be the date of this Agreement through December 31, 2013, calculated on an annualized basis.

The Bank shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action or communication disruption.

The Trust shall indemnify and hold the Bank and its directors, officers, employees and agents harmless from all loss, cost, damage and expense, including reasonable fees and expenses for counsel, incurred by the Bank resulting from any claim, demand, action or suit in connection with the Bank’s acceptance of this Agreement, any action or omission by it in the performance of its duties hereunder, or as a result of acting upon any instructions reasonably believed by it to have been duly authorized by the Trust or upon reasonable reliance on information or records given or made by the Trust or its investment adviser, provided that this indemnification shall not apply to actions or omissions of the Bank, its officers or employees in cases of its or their own negligence, bad faith or willful misconduct.

Exhibit (h)(3)

The limitation of liability and indemnification contained herein shall survive the termination of this Agreement.

9. CONFIDENTIALITY

The parties hereto agree that each shall treat confidentially all information provided by each party to the other party regarding its business and operations. All confidential information provided by a party hereto shall be used by the other party hereto solely for the purpose of rendering or receiving services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party. Neither party will use or disclose confidential information for purposes other than the activities contemplated by this Agreement or except as required by law, court process or pursuant to the lawful requirement of a governmental agency, or if the party is advised by counsel that it may incur liability for failure to make a disclosure, or except at the request or with the written consent of the other party. Notwithstanding the foregoing, each party acknowledges that the other party may provide access to and use of confidential information relating to the other party to the disclosing party’s employees, contractors, agents, professional advisors, auditors or persons performing similar functions.

The foregoing shall not be applicable to any information (i) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (ii) that is independently derived by a party hereto without the use of any information provided by the other party hereto in connection with this Agreement, (iii) that is required in any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, or by operation of law or regulation, or (iv) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld.

The undertakings and obligations contained in this Section shall survive the termination or expiration of this Agreement for a period of three (3) years.

10. COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS; RECORDS

The Trust assumes full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to it. The Bank assumes full responsibility for complying with all laws applicable to it in connection with the performance of its services under this Agreement.

In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Bank agrees that all records which it maintains for the Trust shall at all times remain the property of the Trust, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request. The Bank further agrees that all records that it maintains for the Trust pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Records may be surrendered either in writing or in machine-readable form, at the option of the Bank.

Exhibit (h)(3)

11. SERVICES NOT EXCLUSIVE

The services of the Bank are not to be deemed exclusive, and the Bank shall be free to render similar services to others. The Bank shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Trust from time to time, have no authority to act or represent the Trust in any way or otherwise be deemed an agent of the Trust.

12. TERM, TERMINATION AND AMENDMENT

This Agreement became effective as of the effective date stated in the opening paragraph hereof. The Agreement shall remain in effect for the Trust unless terminated by the Trust or the Bank on sixty (60) days’ prior written notice. Termination of this Agreement with respect to any given Portfolio shall in no way affect the continued validity of this Agreement with respect to any other Portfolio. Upon termination of this Agreement, the Trust shall pay to the Bank such compensation and any reimbursable expenses as may be due under the terms hereof as of the date of such termination, including reasonable out-of-pocket expenses associated with such termination. This Agreement may be modified or amended from time to time by mutual written agreement of the parties hereto.

13. NOTICES

Any notice or other communication authorized or required by this Agreement to be given to either party shall be in writing and deemed to have been given when delivered in person or by confirmed facsimile, by overnight delivery through a commercial courier service, or posted by certified mail, return receipt requested, to the following address (or such other address as a party may specify by written notice to the other): if to the Trust: Goldman Sachs Asset Management, L.P, 200 West Street, New York, New York 10282, Attn: Legal Department; if to the Bank: State Street Bank and Trust Company, 2 Avenue de Lafayette, Mail Stop LCC 0223, Boston, MA 02111, Attn: Mary M. Zeven, Esq.

14. NON-ASSIGNABILITY

This Agreement shall not be assigned by either party hereto without the prior consent in writing of the other party, except that the Bank may assign this Agreement to a successor of all or a substantial portion of its business, or to a party controlling, controlled by or under common control with the Bank.

Exhibit (h)(3)

15. SUCCESSORS

This Agreement shall be binding on and shall inure to the benefit of the Trust and the Bank and their respective successors and permitted assigns.

16. DATA PROTECTION

The Bank shall implement and maintain a comprehensive written information security program that contains appropriate security measures to safeguard the personal information of the Trust’s shareholders, employees, directors and/or officers that the Administrator receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) driver’s license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account. Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

17. ENTIRE AGREEMENT

This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all previous representations, warranties or commitments regarding the services to be performed hereunder whether oral or in writing.

18. WAIVER

The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

19. SEVERABILITY

If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

Exhibit (h)(3)

20. GOVERNING LAW

This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts, without regard to its conflicts of law provisions.

21. REPRODUCTION OF DOCUMENTS

This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, xerographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

22. SHAREHOLDER LIABILITY

This Agreement is executed by or on behalf of the Trust with respect to each of its respective Portfolios. All persons dealing with the Trust must look solely to the property of the Trust with respect to the applicable Portfolio(s) for the enforcement of any claims against the Trust or the Portfolios as neither the officers nor shareholders of such entities, as applicable, assume any personal liability for the obligations entered into herein.

23. COUNTERPARTS

This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

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Exhibit (h)(3)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

GOLDMAN SACHS TRUST II

By:	/s/ Scott McHugh
Name:	Scott McHugh
Title:	Treasurer

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael Rogers
Name:	Michael Rogers
Title:	Executive Vice President

Exhibit (h)(3)

ADMINISTRATION AGREEMENT

SCHEDULE A

Goldman Sachs Trust II

Goldman Sachs Multi-Manager Alternatives Fund